Exhibit 5.1

April 24, 2020

SenesTech, Inc.

23460 N 19th Ave., Suite 110

Phoenix, AZ 85027

Re:	SenesTech, Inc. – Registration Statement on Form S-1 (File No. 333–236302)

Ladies and Gentlemen:

We have acted as counsel to SenesTech, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), and the rules and regulations promulgated thereunder, of a registration statement on Form S-1 (No. 333-236302), as amended (the “Registration Statement”), including the prospectus contained therein (the “Prospectus”) with respect to the issuance and sale by the Company of the following securities (collectively, the “Securities”):

(a)	145,586 Class A units (each a “Class A Unit”), each Class A Unit consisting of one share of common stock, par value $0.001 per share (each, a “Share” and collectively, the “Shares”) and one warrant to purchase one share of common stock (each a “Common Warrant” and each share of common stock underlying a Warrant, a “Common Warrant Share”),

(b)	1,428,722 Class B units (each a “Class B Unit” and together with the Class A Units, the “Units”), each Class B Unit consisting of a pre-funded warrant to purchase one share of common stock (each a “Pre-funded Warrant,” and each share of common stock underlying a Pre-funded Warrant, a “Pre-funded Warrant Share”) and one Common Warrant, and

(c)	warrants to purchase 118,073 shares of common stock (the “Placement Agent Warrants,” and together with the Pre-funded Warrants and the Common Warrants, the “Warrants,” and each share of common stock underlying a Placement Agent Warrant, a “Placement Agent Warrant Share,” and together with the Pre-funded Warrant Shares and the Common Warrant Shares, the “Warrant Shares”).

Certain of the Securities are being sold pursuant to the terms of a securities purchase agreement, dated April 21, 2020 by and between the Company and the purchaser set forth on the signature page thereto (the “Agreement”).

In our capacity as counsel to the Company, we have examined such documents, records and instruments and we have deemed necessary for the purposes of this opinion. As to matters of fact material to the opinions express herein, we have relied on (a) information in public authority documents (and all opinions based on public authority documents are as of the dat eof such public authority documents and not as of the date of this opinion letter), and (b) factual information provided in certificates of officers of the Company. We have not independently verified the facts so relied on.

In such examination, we have assumed the following without investigation: (a) the authenticity of original documents and the genuineness of all signatures; (b) the conformity to the originals of all documents submitted to us as copies; and (c) the truth, accuracy and completeness of the information, representations and warranties contained in the records, documents, instruments and certificates we have reviewed.

Based upon the foregoing, it is our opinion that:

1.	The Shares have been duly authorized by all necessary corporate action of the Company and, when issued and delivered as contemplated in the Registration Statement and, if applicable, in accordance with the Agreement against the receipt of requisite consideration provided therein, the Shares will be validly issued, fully paid and non-assessable.

2.	The Units have been duly authorized by all necessary corporate action of the Company and, when issued and delivered as contemplated in the Registration Statement and, if applicable, in accordance with the Agreement against the receipt of requisite consideration provided therein, the Units will be valid and binding obligations of the Company.

3.	The Warrants have been duly authorized by all necessary corporate action of the Company and, when executed and delivered as contemplated in the Registration Statement and, if applicable, in accordance with the Agreement against the receipt of requisite consideration provided for therein, the Warrants will be valid and binding obligations of the Company.

4.	The Warrant Shares, when issued and paid for in accordance with the terms of the Warrants, will be validly issued, fully paid and non-assessable.

The foregoing opinions are subject to the following exclusions and qualifications:

(a) Our opinions are as of the date hereof, and we have no responsibility to update this opinion for events and circumstances occurring after the date hereof or as to facts relating to prior events that are subsequently brought to our attention. This opinion is limited to the laws, including the rules and regulations, as in effect on the date hereof, and we disavow any undertaking to advise you of any changes in law.

(b) We express no opinion as to enforceability of any right or obligation to the extent such right or obligation is subject to and limited by (i) the effect of bankruptcy, insolvency, reorganization, receivership, conservatorship, arrangement, moratorium, fraudulent transfer or other laws affecting or relating to the rights of creditors generally; (ii) rules governing the availability of specific performance, injunctive relief or other equitable remedies and general principles of equity, regardless of whether arising prior to or after the date hereof or considered in a proceeding in equity or at law; or (iii) the effect of federal and state securities laws and principles of public policy on the rights of indemnity and contribution.

(c) With respect to the Warrant Shares, we express no opinion to the extent that, notwithstanding its current reservation of shares of the Company’s common stock, par value $0.001 per share (“Common Stock”), future issuances of securities, including the Warrant Shares, of the Company and/or adjustments to outstanding securities, including the Warrants, of the Company may cause the Warrants to be exercisable for more shares of Common Stock than the number that remain authorized but unissued. Further, we have assumed the exercise price for the Warrant Shares will not be adjusted to an amount below the par value per share of the Common Stock.

(d) We do not express any opinions herein concerning any laws other than the laws in their current forms of the State of Delaware and the federal securities laws of the United States of America, and we express no opinion with respect to the laws of any other jurisdiction and expressly disclaim responsibility for advising you as to the effect, if any, that the laws of any other jurisdiction may have on the opinions set forth herein.

We hereby consent to the filing of this opinion to the Company’s Current Report on Form 8-K filed with the Commission on or about the date hereof, to the incorporation by reference of this opinion into the Registration Statement and any amendments thereto, including any and all post-effective amendments, and to the reference to our firm in the Prospectus relating thereto under the headings “Legal Matters.” In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or related rules and regulations of the Commission issued thereunder.

Very truly yours,

/s/ Perkins Coie LLP

PERKINS COIE LLP